Exhibit 10.1
CHANNELADVISOR CORPORATION
PERFORMANCE STOCK UNIT GRANT NOTICE
2013 EQUITY INCENTIVE PLAN

ChannelAdvisor Corporation (the “Company”) hereby awards to Participant the performance stock award consisting of a number of performance stock units (“PSUs”) set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this Performance Stock Unit Grant Notice (the “Grant Notice”), the 2013 Equity Incentive Plan (the “Plan”) and the Performance Stock Unit Agreement (the “Award Agreement”), both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Award Agreement will have the same definitions as in the Plan or the Award Agreement. In the event of any conflict between the terms of the Award Agreement and the Plan, the terms of the Plan will control.
Participant:                 ___________________________
Date of Grant:                 ___________________________
Target Number of PSUs:             ___________________________

Vesting Schedule:
Unless otherwise provided in the Award Agreement, the PSUs shall vest and become payable in shares of Common Stock on the Vesting Dates set forth on the schedule attached as Exhibit A to the Award Agreement, (i) to the extent the Performance Goal applicable to the Performance Period specified in Exhibit A is attained, as determined according to Section 2 of the Award Agreement, and (ii) subject to Participant’s Continuous Service with the Company or an Affiliate from the Date of Grant through the applicable Vesting Dates.

The number of PSUs that shall be eligible to vest on each of the Vesting Dates shall be equal to the quotient of (i) the total number of PSUs that are determined to be eligible to vest based on the level of attainment of the Performance Goal in accordance with Section 2 of the Award Agreement, divided by (ii) the number of Vesting Dates (rounded down to the nearest whole PSU except for the last vesting installment, at which point any fractional portion of a PSU will be rounded up to the nearest whole PSU).

Issuance Schedule:	Subject to any change on a Capitalization Adjustment, one share of Common Stock will be issued for each PSU that vests at the time set forth in Section 6 of the Award Agreement.
Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Award Agreement, the Plan and the stock plan prospectus for this Plan. As of the Date of Grant, this Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements, promises and/or representations on the terms of the Award, with the exception, if applicable, of (i) any written employment or severance arrangement entered into between the Company and Participant that would provide for vesting acceleration of this Award upon the terms and conditions set forth therein, and (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law. By accepting this Award, Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
CHANNELADVISOR CORPORATION     PARTICIPANT:

By:      ________________________________________
Signature     Signature
Title: Date:____________________________________
Date: ______________________________________

ATTACHMENTS:	Performance Stock Unit Agreement, 2013 Equity Incentive Plan

CHANNELADVISOR COPORATION
2013 EQUITY INCENTIVE PLAN
PERFORMANCE STOCK UNIT AGREEMENT
Pursuant to the Performance Stock Unit Grant Notice (the “Grant Notice”) and this Performance Stock Unit Agreement (the “Award Agreement”) and in consideration of your services, ChannelAdvisor Corporation (the “Company”) has awarded you a Performance Stock Unit (the “Award”) under its 2013 Equity Incentive Plan (the “Plan”) for the target number of performance stock units (“PSUs”) indicated in the Grant Notice (the “Target PSUs”). Capitalized terms not explicitly defined in this Award Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan. In the event of any conflict between the terms in this Award Agreement and the Plan, the terms of the Plan will control.
The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.
1.    GRANT OF THE AWARD. The Award represents your right to be issued on a future date one share of Common Stock for each PSU that vests.
2.    VESTING.
(a)As soon as reasonably practicable after the completion of the Performance Period specified in Exhibit A attached hereto, the Committee shall determine the level of attainment of the Performance Goal applicable to the PSUs as specified in Exhibit A. On the basis of the determined level of attainment of the Performance Goal, the number of PSUs eligible to vest on each of the Vesting Dates will be calculated, and such PSUs will vest as provided in the Grant Notice and Exhibit A. To the extent that the attainment of the Performance Goal is below Target Performance (as set forth in Exhibit A), such unvested portion of the PSUs will be forfeited. Further, vesting will cease upon the termination of your Continuous Service and, subject to Section 2(c) below, any PSUs that have not yet vested will be forfeited on the termination of your Continuous Service.
(b)For purposes of the Award, your Continuous Service will be considered terminated as of the date you are no longer actively providing services to the Company or any Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing service or the terms of your service agreement, if any) and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are providing service or the terms of your service agreement, if any). The Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Award (including whether you may still be considered to be providing services while on a leave of absence).
(c)To the extent that any written employment or severance arrangement entered into between you and the Company provides for vesting acceleration of this Award upon your termination of Continuous Service, a Change in Control or in other circumstances, such acceleration of vesting will be with respect to the Target PSUs if the applicable vesting event occurs prior to the end of the Performance Period, and with respect to the actual number of PSUs determined eligible to vest if the applicable vesting event occurs at or after the end of the Performance Period.
3.    NUMBER OF PSUs & SHARES OF COMMON STOCK.
(a)    The PSUs subject to your Award will be adjusted for Capitalization Adjustments, as provided in the Plan.
(b)    Any additional PSUs and any shares, cash or other property that become subject to the Award pursuant to this Section 3 will be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other PSUs and shares covered by your Award.
(c)    No fractional shares or rights for fractional shares of Common Stock will be created pursuant to this Section 3. Any fraction of a share will be rounded down to the nearest whole share.
4.    SECURITIES LAW COMPLIANCE. You will not be issued any Common Stock underlying the PSUs or other shares with respect to your PSUs unless either (i) the shares are registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive shares underlying your PSUs if the Company determines that such receipt would not be in material compliance with such laws and regulations. You understand that the Company is under no obligation to register or qualify the shares under the Securities Act or with any securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Company shall have unilateral authority to amend this Award Agreement without your consent to the extent necessary to comply with securities or other laws applicable to the issuance of the shares.
5.    TRANSFERABILITY. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of any portion of the PSUs or the shares in respect of your PSUs, except as expressly provided in this Section 5. For example, you may not use shares that may be issued in respect of your PSUs as security for a loan, nor may you transfer, pledge, sell or otherwise dispose of such shares. This restriction on transfer will lapse upon delivery to you of shares in respect of your vested PSUs.
(a)    Death. Your PSUs are not transferable other than by will and by the laws of descent and distribution. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect transactions under the Plan, designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Common Stock or other consideration to which you were entitled at the time of your death pursuant to this Award Agreement. In the absence of such a designation, your executor or administrator of your estate will be entitled to receive, on behalf of your estate, such Common Stock or other consideration.

(b)    Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive the distribution of Common Stock or other consideration under your PSUs, pursuant to the terms of a domestic relations order or official marital settlement agreement that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss with the Company’s General Counsel the proposed terms of any such transfer prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement. The Company is not obligated to allow you to transfer your Award in connection with your domestic relations order or marital settlement agreement.
6.    DATE OF ISSUANCE.
(a)    The issuance of shares in respect of the PSUs is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner.
(b)    Subject to the satisfaction of the withholding obligations for any Tax-Related Items (as defined in Section 10 of this Award Agreement), in the event one or more PSUs vests, the Company will issue to you, on or as soon as practicable after the applicable Vesting Date, one share of Common Stock for each PSU that is eligible to vest as set forth in the Grant Notice and Section 2(a) of this Award Agreement and such issuance date is referred to as the “Original Issuance Date.” If the Original Issuance Date falls on a date that is not a business day, delivery will instead occur on the next following business day.
(c)    However, if (i) the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established Company-approved 10b5-1 trading plan), and (ii) the Company elects, prior to the Original Issuance Date, (1) not to satisfy the withholding obligations for Tax-Related Items by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award (or if such share withholding procedure has not been approved by the Committee to the extent required under Section 10(b)(iv) below), (2) not to permit you to enter into a “same day sale” commitment with a broker-dealer pursuant to Section 10 of this Award Agreement (including but not limited to a commitment under a previously established Company-approved 10b5-1 trading plan) and (3) not to permit you to pay the Tax-Related Items in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the year following the year in which the shares of Common Stock under this

Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).
7.    DIVIDENDS. You will receive no benefit or adjustment to your PSUs with respect to any cash dividend, stock dividend or other distribution except as provided in the Plan with respect to a Capitalization Adjustment.
8.    RESTRICTIVE LEGENDS. The Common Stock issued with respect to your PSUs will be endorsed with appropriate legends determined by the Company.
9.    AWARD NOT A SERVICE CONTRACT. Your Continuous Service is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice. Nothing in this Award Agreement (including, but not limited to, the vesting of your PSUs or the issuance of the shares subject to your PSUs), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Award Agreement or the Plan shall: (i) confer upon you any right to continue in the employ or service of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Award Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Award Agreement or Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have.
10.    RESPONSIBILITY FOR TAXES.
(a)    Regardless of any action taken by the Company or, if different, your employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer, in its discretion, to be an appropriate charge to you even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of your Award, including, but not limited to, the grant, vesting or settlement of the PSUs or the subsequent sale of shares of Common Stock acquired pursuant to such settlement or the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of your Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:
(i)withholding from any compensation otherwise payable to you by the Company and/or the Employer;
(ii)causing you to tender a cash payment;
(iii)permitting or requiring you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares to be delivered in connection with your PSUs to satisfy the Tax-Related Items and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax-Related Items directly to the Company and/or the Employer;
(iv)withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date the amount of the Tax-Related Items withholding obligation is determined) equal to the amount of such Tax-Related Items; provided, however, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Committee (as constituted to comply with Rule 16b-3); or
(v)any other method determined by the Company to be in compliance with applicable law.
(c)    Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable withholding rates, including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the PSUs that are eligible to vest, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.
(d)    You agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares if you fail to comply with your obligations in connection with the Tax-Related Items.
11.    UNSECURED OBLIGATION. Your Award is unfunded, and as a holder of unvested PSUs, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Award Agreement. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Award Agreement until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Award Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company of an Affiliate or any other person.
12.    OTHER DOCUMENTS. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.
13.    NOTICES. Any notices provided for in this Award Agreement or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five days after deposit in the U.S. mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
14.    GOVERNING LAW; VENUE. The Award and the provisions of this Award Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to that state’s conflict of law provisions. For purposes of any action, lawsuit or other proceedings brought to enforce this Award Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Wake County, North Carolina, or the federal courts for the United States for Eastern District of North Carolina, and no other courts, where this grant is made and/or to be performed.
15.    MISCELLANEOUS.
(a)    The rights and obligations of the Company under your Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.
(b)    You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)    You acknowledge and agree that you have reviewed this Award Agreement and the Plan in their entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all terms of your Award.
(d)This Award Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)All obligations of the Company under the Plan and this Award Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
16.    GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided in this Award Agreement, in the event of any conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan will control. In addition, your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.
17.    SEVERABILITY. If all or any part of this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Award Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
18.    EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Award Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
19.    AMENDMENT. Any amendment to this Award Agreement must be in writing, signed by a duly authorized representative of the Company. The Board reserves the right to amend this Award Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, interpretation, ruling, or judicial decision.
20.    NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
21.    COMPLIANCE WITH SECTION 409A OF THE CODE. This Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4). However, if this Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Section 409A of the Code, and if you are a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of your separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six months thereafter will not be made on the originally scheduled dates and will instead be issued in a lump sum on the date that is six months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Committee reserves the right, to the extent the Committee deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement to ensure that the PSUs qualify for exemption from or comply with Section 409A of the Code or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply thereunder if compliance is not practical; provided, however, that the Company makes no representations that the PSUs will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to these PSUs. Nothing in this Award Agreement shall provide a basis for any person to take any action against the Company or any Affiliate based on matters covered by Section 409A of the Code and neither the Company nor any Affiliate will have any liability under any circumstances to you or any other party if the PSUs that are intended to be exempt from, or compliant with, Section 409A of the Code, are not so exempt or compliant or for any action taken by the Committee with respect thereto.
22.    IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on your participation in the Plan, on your Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
23.    NO OBLIGATION TO MINIMIZE TAXES. The Company has no duty or obligation to minimize the tax consequences to you of this Award and will not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.
24.    WAIVER. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.
* * *
This Performance Stock Unit Agreement will be deemed to be accepted by you upon your online accepted of the Performance Stock Unit Grant Notice to which it is attached.

EXHIBIT A

1.    Number of PSUs Eligible to Vest:
The actual number of PSUs that are eligible to vest in accordance with Section 2 of the Award Agreement shall be the Target Number of PSUs set forth in the Grant Notice multiplied by the Performance Attainment Factor (as set forth below)
2.    Performance Period: January 1, 2020 - December 31, 2021
3.    Performance Goal: The Performance Goal applicable to the PSUs shall be calculated based on the sum of (A) Revenue Growth (as defined below) plus (B) Adjusted EBITDA Margin (as defined below) during the Performance Period, as set forth in the table below (“Performance”).

Performance Goal	Performance Attainment Factor
Below Threshold Performance	0%
Threshold Performance	25%
Target Performance	100%
Maximum Performance	150%

Attainment between Threshold and Target Performance and between Target and Maximum Performance will be subject to straight-line interpolation. No PSUs shall vest if Performance falls below the Threshold performance attainment level. Notwithstanding the forgoing, no PSUs shall vest if Revenue Growth is not positive over the Performance Period.

4.    Performance Goal Adjustments: The Committee may make adjustments to the manner in which the Performance Goal is determined as it deems equitable and appropriate to exclude the effect (whether positive or negative) of any of the following types of events or matters with respect to the Company occurring after the Date of Grant: (a) unusual, non-recurring or infrequent matters, transactions or events affecting the Company or its consolidated financial statements; (b) changes in accounting principles, practices or policies or in tax laws or other laws or requirements; or (c) other similar events, matters or changed circumstances.  Each such adjustment, if any, shall be made solely for the purpose of maintaining the intended economics of the Award in light of changed circumstances in order to prevent the dilution or enlargement of your rights with respect to the PSUs.
5.    Performance Criteria:
“Revenue Growth” shall mean the Company’s year-over-year growth in revenue as reported in the Company’s annual financial statements in the Company’s Form 10-K (“Revenue”) for the two fiscal years coinciding with the Performance Period, calculated on a compound adjusted growth rate basis and expressed as a percentage.

“Adjusted EBITDA Margin” shall mean the Company’s operating profit as a percentage of Revenue as measured by earnings before interest, taxes, depreciation, amortization, stock based compensation and other one-time expense and as reported in the Company’s annual financial statements in the Company’s Form 10-K for the fiscal years coinciding with the Performance Period divided by total cumulative Revenue during the Performance Period.
6.    Vesting Dates (assuming Performance Goal is attained):
First Vesting Date: Second anniversary of Date of Grant.
Second Vesting Date: Third anniversary of Date of Grant.
Fifty percent of the number of PSUs determined eligible to vest pursuant to Section 1 of this Exhibit A will vest on each of the above Vesting Dates. Unless otherwise provided in the Award Agreement, you must remain in Continuous Service until the applicable Vesting Date in order to vest in the corresponding portion of the Award.